Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 29, 2022, with respect to the consolidated financial statements included in the Annual Report of Amryt Pharma plc on Form 20-F for the year ended December 31, 2021. We consent to the incorporation by reference of said reports in the following Registration Statement of Amryt Pharma plc on Form S-8 (File No. 333-239763).

/s/ GRANT THORNTON

Dublin, Ireland

April 29, 2022